EXHIBIT 8.1

SCULLY ROYALTY LTD.

LIST OF SIGNIFICANT SUBSIDIARIES AS AT DECEMBER 31, 2020

Subsidiaries	Country of Incorporation	Proportion of Interest(1)
Merkanti Holding plc.	Malta	99.96%
1178936 B.C. Ltd.	Canada	100%
Merkanti (A) International Ltd.	Malta	99.96%
Merkanti (D) International Ltd.	Malta	99.96%

Note:

(1)	Our proportional voting interests are identical to our proportional beneficial interests, except that we hold a 99.68% proportional beneficial interest in each of Merkanti (A) International Ltd. and Merkanti (D) International Ltd.